Exhibit (p)(1)

Code of Ethics of the Registrant, FBR Fund Advisers, Inc., Money Management Advisers, Inc., and FBR Investment Services, Inc.

Exhibit (p)(1)

FBR FUND ADVISERS, INC.
FBR INVESTMENT SERVICES, INC.
MONEY MANAGEMENT ADVISERS, INC.
and
THE FBR FUNDS
CODE OF ETHICS

i

A.

What A. What Is Beneficial Ownership.........................................................................................................	27
B. B. General Rules As to Beneficial Ownership...................................................................................	27
C. C. Examples of Beneficial Ownership..................................................................................................	29
EXHIBIT C: The Distinction Between Reportable Securities and Securities Requiring Prior Approval	31
EXHIBIT D: Initial/Annual and Quarterly Reporting Forms..................................................................	33
EXHIBIT E: Initial Acknowledgement Form.............................................................................................	37
EXHIBIT F: Annual Acknowledgement Form..........................................................................................	38
EXHIBIT G: Amendment Acknowledgement Form.................................................................................	39
EXHIBIT H: Procedures For The Pre-Clearance Of Personal Securities Transactions......................	40

ii

FBR FUND ADVISERS, INC.
MONEY MANAGEMENT ADVISERS, INC.
FBR INVESTMENT SERVICES, INC.
and
THE FBR FUNDS
CODE OF ETHICS

                Introduction

WHEREAS, FBR Fund Advisers, Inc. and Money Management Advisers, Inc. (the "Advisers" and each an "Adviser") are registered investment advisers under the Investment Advisers Act of 1940 and provide investment advisory services to investment companies and other clients; and

WHEREAS, the investment advisory business involves decisions and information that may have at least a temporary impact on the market price of securities, thus creating a potential for conflicts of interest between investment advisers and their clients; and

WHEREAS, the Advisers have a fiduciary duty with respect to each portfolio under management and the interests of the client accounts and of the shareholders of the Advisers' investment company clients must take precedence over the interests of the Adviser, its officers and employees, thus requiring adherence to the highest standards of conduct by the officers and employees of the Adviser; and

WHEREAS, FBR Investment Services, Inc. (the "Distributor") is a registered broker-dealer under the Securities Exchange Act of 1934 and serves as distributor of shares of investment companies;

WHEREAS, practical steps must be taken to ensure that no action is taken by an officer or employee of the Advisers/Distributor which is, or appears to be, adverse to the interests of the Advisers/Distributor or any of their client accounts, including the definition of standards of conduct for such employees, while at the same time avoiding unnecessary restrictions on the actions of such officers and employees; and

WHEREAS, The FBR Funds (the "Trust") is an open-ended management investment company consisting of separate Series, registered under the Investment Company Act of 1940 (the "1940 Act"); and

WHEREAS, each Adviser advises certain Series of the Trust (the "Funds") as listed in Exhibit A and the Distributor distributes shares of the Trust; and

WHEREAS, the Board of Trustees ("Board") has received a certification from the Advisers that the procedures contained in the following Code of Ethics (the "Code") and the rules and procedures adopted thereunder (the "Procedures") are reasonably necessary to prevent access persons from violating the Code and Procedures; it is

RESOLVED, that the Boards of Directors of the Advisers/Distributor and the Board of Trustees of the Trust hereby adopt the following Code pursuant to the provisions of Rule 17j-1 under the 1940 Act, as amended; and it is

FURTHER RESOLVED, that the Boards of Directors of the Advisers hereby adopt the following Code pursuant to the provisions of Rule 204A-1 under the Advisers Act.

                Does the Code Apply to You?

The Code applies to "employees".  Unless otherwise indicated, the term "employee" means:  (1) all officers, directors and employees, including "investment persons," "portfolio managers" and "access persons," as defined in the rules and procedures ("Procedures") adopted hereunder, of the Advisers/Distributor and their affiliates and wholly owned and indirect subsidiaries; (2) officers, directors (who maintain offices at the Advisers/Distributor) and employees of the Advisers/Distributor who have an active part in the management, portfolio selection, underwriting or shareholder functions with respect to the Advisers' or Distributor's investment company clients or provide one or more similar services for the Advisers' non-investment company clients; (3) any other person who provides investment advice on behalf of the Advisers and who is subject to the Advisers' supervision and control, except sub advisers to the Funds which shall be subject to the sub advisers code as approved by the Board rather than this code; and (4) any other person who the CCO determines to be subject to this Code and who is informed by the CCO of such status.[1]  (Hereinafter, references to the Adviser include both of the Advisers, the Distributor and each of their affiliates).

•                     The term "employee" does not include trustees of any investment company managed by the Adviser ("trustees"), provided that they do not regularly obtain current information concerning the investment recommendations or decisions made by the Adviser on behalf of client accounts ("independent trustees").  These directors may obtain periodic updates of investment decisions after the funds have effected these transactions.

                Who Interprets and Enforces the Code?

Each Adviser has appointed a Chief Compliance Officer ("CCO") and identified that CCO on its Form ADV, Part 1, Schedule A.  For purposes of this Code, the term CCO will also include any person whom the CCO has designated to perform relevant compliance functions hereunder (i.e., the "designee").  The CCO shall be responsible for the administration of the Code.  The CCO (or designee) shall have the responsibility for interpreting the provisions of the Code and may grant waivers from certain substantive restrictions or procedural requirements of the code (except those elements which are required by law) in appropriate circumstances and will maintain records necessary to justify such waivers, for adopting and implementing Procedures, for the enforcement of the provisions of the Code, for identifying and informing all "access persons" of their reporting obligations, and for determining whether a violation of the provisions of the Code, or of any such related Procedures has occurred, for obtaining certifications as required by the Code and for performing such other duties as may be set forth in this Code from time to time.

The CCO (or designee) will monitor personal investment activity by all "access persons" (as defined in the Procedures attached as the Appendix), both before and after any trade occurs and will review all securities transaction and holding reports, conduct education seminars as appropriate, obtain annual employee certifications as deemed appropriate, and maintain all appropriate records in the manner and to the extent required under the federal securities laws.  In the event of a finding that a violation has occurred, the CCO (or designee) shall take such action as he/she deems appropriate, which may include recommendations to the Board of Directors of the Adviser or to the board of any of its affiliates or subsidiaries, on the imposition of sanctions or initiation of disgorgement proceedings.  The CCO (or designee) shall also make recommendations and submit reports to the Board of Trustees of the Adviser's investment company clients regarding any such violations and the actions taken with respect thereto.

                The Procedures Are Part of the Code

From time to time, the CCO shall adopt Procedures necessary or desirable to implement the various provisions of the Code (the "Procedures").  Among other things, the Procedures require certain new employees to complete an Asset Disclosure Form (see Exhibit D) and such other forms as deemed appropriate by the CCO.  Such Procedures are hereby incorporated into the Code and are made a part of the Code.  Therefore, a violation of the Procedures shall be deemed a violation of the Code.

                Guidelines for Compliance with Your Ethical Obligations

                General

[1]       The provisions of this Code and the Procedures applicable to employees include standards of business conduct required of the Adviser's supervised persons.  The Adviser intends that all "supervised persons", as defined by Section 202(a)(25) of the Advisers Act, be included within the term "employee" and subject to this Code.

Each employee should undertake to become informed of and comply strictly with the Federal Securities Laws, as defined by Rule 204A-1, as well as any other applicable federal and state laws and the rules and regulations of any governmental agency or self-regulatory organization governing his/her actions as an employee.

Each employee shall comply with applicable federal and state laws and regulations with respect to "insider trading" and the Friedman, Billings & Ramsey Group, Inc. ("FBR Group") Insider Trading Compliance Procedures.  Trading on material non-public information ("inside information") of any sort, whether obtained in the course of research activities, through a client relationship or otherwise, is prohibited.

Each employee shall comply with the procedures and guidelines established by the Advisers to ensure compliance with the Federal Securities Laws as well as any other applicable federal and state laws and regulations of governmental agencies and self-regulatory organizations.  No employee shall knowingly participate in, assist or condone any act in violation of any statute or regulation governing the Advisers or any act that would violate any provision of this Code or the Procedures.

Each employee and trustee shall familiarize himself/herself and shall comply strictly with the provisions of the Federal Securities Laws, this Code and the Procedures.  Employees are expected to comply not merely with the "letter of the law" but with the spirit of the laws, this Code and the Procedures.

Each employee having supervisory responsibility over other employees shall exercise reasonable supervision over those employees, with a view to preventing any violation by such persons of the provisions of the Code, including the Procedures adopted hereunder, and the FBR Group Insider Trading Compliance Procedures.

Any employee who has knowledge that an act in violation of applicable provisions of the Code, the Procedures or the FBR Group Insider Trading Compliance Procedures has occurred, shall immediately report such evidence to the CCO (or designee) of the Adviser.  Such action by the employee will remain confidential, unless the employee waives confidentiality or federal or state authorities compel disclosure.  Failure to report such evidence may result in disciplinary proceedings and may include sanctions as set forth in Section 6 hereof.  No adverse action shall be taken against an employee making a report in good faith.

            Your Ethical Obligations

Each trustee of the Trust will undertake to refrain from using insider information gained in connection with his/her service as a trustee or trading on the basis of information regarding Fund investments as in the case of an "access person."

Each "interested" trustee shall file an initial holdings report, report his/her securities holdings annually, and report any changes in his or her holdings quarterly, as provided in the Procedures.  An independent trustee of the Funds, however, is not required to submit an initial or annual holdings report.  An independent trustee also is not required to submit a quarterly transaction report, unless he or she knew, or in the ordinary course of fulfilling his or her official duties as a trustee, should have known, that during the 15-day period immediately before or after his or her transaction in a "security," as defined in Section 3(C) of the Procedures, a Fund purchased or sold the security, or a Fund or the Adviser considered purchasing or selling the security.

Trustees shall adhere to the high standards of the conduct appropriate to their position and refrain from any action which would be inconsistent with their obligation to safeguard the assets of the Trust in accordance with each Fund's investment policies, and act in the best interests of Fund shareholders.

Employees must conduct themselves in a manner consistent with the highest ethical and fiduciary standards.  They should avoid any action, whether for personal profit or otherwise, that is likely to result in a conflict of interest with the Adviser or its client accounts (as defined in the Procedures adopted hereunder), or which may be otherwise detrimental to the interests of the Adviser or its client accounts.[2]

Employees should act in a manner consistent with their fiduciary obligation to clients of the Adviser, and shall not deprive any client account of an investment opportunity in order to personally benefit from that opportunity.

Without the knowledge and approval of the CCO (or designee) of the Adviser, employees shall not engage in a business activity or practice for compensation in competition with the Adviser or its advised accounts.  Each employee who is deemed to be an "investment person" as defined in the Procedures shall obtain the written approval of the Adviser's CCO (or designee) to participate on a board of trustees or governing board of any the following organizations:

•             any publicly traded company, partnership or trust; or any such privately held entity that is likely to seek public funds through a securities offering;

•             any hospital or philanthropic institution;

•             any local or state municipal authority; and/or

•             any charitable organization.

Each employee, in making an investment recommendation or taking any investment action, shall exercise appropriate diligence and thoroughness, and shall have a reasonable basis for any such recommendation or action.

No employee or trustee shall attempt to improperly influence, for his or her personal benefit, any investment strategy to be followed or investment action to be taken by the Adviser for its client accounts.

[2]       Conflicts of interest generally result when an individual has a personal interest in an investment or transaction that is or may be competitive with his or her responsibilities to other persons or entities (such as the Adviser or its client accounts) or where an individual has competing obligations or responsibilities to two or more persons or entities.  In the case of the relationship between a client account and the Adviser or its officers, directors and employees, such a conflict may result from the purchase or sale of securities for a client account and for the personal account of the individual involved or the account of any "affiliate" (e.g., relative, partnership) of that individual as the term is defined in the 1940 Act.  A conflict may also arise from the purchase or sale for a client account of securities in which an officer, director or employee of the Adviser has a pre-existing economic interest.  A conflict may also arise from a vendor relationship in which an employee has a direct (or indirect) financial, family, or other personal interest.  Conflicts of interest between the Adviser and a vendor should be resolved by the employee in a manner that is not disadvantageous to the Adviser.  Potential or actual conflicts must be disclosed to the Adviser.  Every effort should be made to avoid such conflicts of interest wherever possible and, where they occur, to resolve them in a manner that is not disadvantageous to a client.

No employee or trustee of the Funds shall improperly use, for his or her personal benefit, any knowledge, whether obtained through such person's relationship with the Adviser or otherwise, of any investment recommendation made or to be made, or of any investment action taken or to be taken by the Adviser for its client accounts.

No employee or trustee (including an independent trustee) shall disclose non-public information relating to a client, client account, portfolio or transactions or to the investment recommendations of the Adviser, except as required by law, nor shall any employee or trustee disclose any non-public information relating to the business or operations of the Adviser, unless properly authorized to do so.

No employee of the Adviser shall accept, directly or indirectly, from a broker-dealer or other vendor who transacts business with the Adviser or provides services to its client accounts, any gifts, gratuities or other things of such value or significance that their acceptance might reasonably be expected to influence the individual's exercise of independent and objective judgment in carrying out his or her duties or otherwise gives the appearance of impropriety.  Gifts accepted in violation of this paragraph shall be forfeited, if practicable, and/or dealt with in any manner deemed by the CCO to be appropriate and in the best interests of our clients. See Appendix, 4.C. for additional information regarding gifts.

All employee personal securities transactions must be conducted in accordance with the provisions of this Code and the Procedures, and in a manner which will avoid any actual or, insofar as possible, potential conflicts of interest or any abuse of such employee's position of trust and responsibility.  Unless an exemption is available, officers and employees who are deemed to be "access persons" as defined in the Procedures, shall pre-clear all transactions in "securities requiring prior approval" in accordance with the provisions of the Procedures.

No employee who is deemed to be an "access person" as defined in the Procedures may acquire for an account in which he/she has a direct or indirect beneficial interest or on behalf of any person, entity or organization that is not a client of the Adviser, securities in an "initial public offering".

Each "access person" shall refrain from engaging in personal securities transactions in connection with any Limited Offering  unless such transaction has been pre‑approved by the CCO (or designee).

"Access persons" shall not execute a parallel transaction in connection with the purchase or sale of a reportable security on any day during which any of the Advisers' clients, including Funds, have a pending buy or sell order in the same security, until that order is executed or withdrawn.  In addition, "investment persons" may not engage in a transaction in connection with the purchase or sale of a reportable security within seven (7) calendar days before and after an investment company client of the Adviser trades in that security.

"Investment person" may not purchase and voluntarily sell or sell and voluntarily purchase the same (or equivalent) securities of the same issuer within 30 calendar days of a trade by one or more client accounts unless such employee complies with the disgorgement procedures set forth in the Procedures.  Any transaction under this provision will result in disgorgement proceedings for any profits received in connection with such transaction by such employee.

                What Happens if You Violate the Code or the Procedures?

Employees violating the provisions of the Code or any Procedures may be subject to sanctions, which may include, among other things, restrictions on such person's personal securities transactions; a letter of admonition, imposition of an education requirement or formal censure; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action.  Employees may also be subject to disgorgement proceedings for transactions in securities that are inconsistent with Sections (5)(B)(15)-(16) above.

                Additional Ethical Considerations You Should Keep in Mind

The FBR Group Insider Trading Compliance Procedures, this Code and the Procedures cannot, and do not, cover every situation in which choices and decisions must be made, because other company policies, practices and procedures (as well as good common sense) and good business judgment also apply.  Employees and trustees should read and understand these documents thoroughly.  They present important rules of conduct and operating controls for all officers and employees.  Employees are also expected to present questions to their supervisors and, where warranted, to the CCO (or designee) for his/her advice or disposition and to report suspected violations as set forth above.

                Insider Trading Compliance Procedures

The FBR Group Insider Trading Compliance Procedures apply to all employees and other persons associated with the Advisers, the Distributor or the Funds.  All such persons are expected to request a copy of this document, if a copy has not already been provided to you.

FBR Investment Services, Inc. By: _____________________________ _____________________________ Date	FBR Fund Advisers, Inc. By: _____________________________ _____________________________ Date
Money Management Advisers, Inc. By: _____________________________ _____________________________ Date	The FBR Funds By: _____________________________ _____________________________ Date

Appendix:  Rules and Procedures Under the Code of Ethics

FBR FUND ADVISERS, INC.
FBR INVESTMENT SERVICES, INC.
MONEY MANAGEMENT ADVISERS, INC.
and
THE FBR FUNDS
Rules And Procedures Adopted Under The Code Of Ethics

                Introduction

These rules and procedures (collectively, "Procedures") have been adopted by FBR Fund Advisers, Inc. and Money Management Advisers, Inc. (the "Advisers", each an "Adviser"), FBR Investment Services, Inc. (the "Distributor"), and The FBR Funds (the "Fund" or the "Funds") to carry out the intent of the Code of Ethics of the Advisers, the Distributor and the Trust (the "Code") and are incorporated by reference into and made a part of the Code.  The Code has been approved by the Advisers, the Distributor and by the Board of Trustees of the Trust.

The CCO (or designee) has the responsibility for interpreting the provisions of the Code, for adopting and implementing these Procedures, and for determining whether a violation of the provisions of the Code or of these Procedures has occurred and, if so, for imposing appropriate sanctions.  Further, the Code authorizes the CCO (or designee) to adopt procedures, rules and guidelines designed to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material non-public information.

                Do the Code and Procedures Apply To You?

Section 2 of the Code details those persons to whom the Code and the Procedures apply.  All employees, trustees, officers or general partners of the Trust, Advisers and Distributor should review the Code and Procedures.  Hereinafter, references to the Adviser include both the Advisers, the Distributor and their affiliates.  Any questions regarding the Code or the Procedures should be referred to the CCO (or designee).

                Definitions

For purposes of these Procedures, the following terms shall have the meanings set forth below:

                "Automatic Investment Plan" Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

                "Beneficial Ownership" is legally defined to be beneficial ownership as that term is used in Rule 16a-1(a)(2) under the Exchange Act and generally means having or sharing, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, a direct or indirect pecuniary interest in any class of equity securities.  Generally, a person will be regarded as having a direct or indirect beneficial ownership interest in securities held in his/her name, as well as in the name of a spouse, minor children who live with such person, and any other relative (parents, adult children, brothers, sisters, in-laws, etc.) who shares the same household with such person.  See Exhibit B to these Procedures for a more complete description of beneficial ownership, as well as examples of beneficial ownership.

•               The term "pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

•               Any transactions or holdings reports required by the Code or the Procedures may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

                "Chief Compliance Officer" or "CCO" means the Adviser's Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO's designee, as applicable.

                "Employee" has the same meaning as set forth in Section 2 of the Code. In addition, the following definitions apply:

"Access person" includes: (1) any director, trustee, officer or general partner of the Trust or the Adviser; (2) any employee of the Trust or its adviser (or of any company in a control relationship to the Trust or its adviser) who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (3) any supervised person of the Adviser who (a) has access to nonpublic information regarding any Clients' purchase or sale of securities, or portfolio holdings of any Reportable Fund; or (b) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic; (4) any natural person in a control relationship to the Trust or its adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of securities by a Fund; (5) any director, trustee, officer or general partner of the Distributor who, in the ordinary course of business, (a) makes, participates in or obtains information regarding, the purchase or sale of Reportable Securities by the Trust; or (b) relate to the making of any recommendations to the Trust regarding the purchase or sale of Reportable Securities; and (6) any other person who the CCO determines to be an access person.[3]

"Investment Person" includes all directors and officers of the Adviser and any employee of the Trust or Adviser (or of any company in a control relationship to the Trust or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Funds (i.e., traders, securities analysts as well as all "portfolio managers") and any natural person who controls the Funds or Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Funds.

"Portfolio Manager" includes those employees who actively participate in the portfolio selection, monitoring and reporting with respect to one or more of the Adviser's client accounts.

All Portfolio Managers are also investment persons and all investment persons are also access persons.

"Client Accounts" includes all private accounts and investment companies who have entered into investment management, administrative or advisory agreements or sub-advisory agreements with one or more of the entities covered under this Code.

"Affiliated Accounts" includes all partnerships, hedge funds and similar accounts in which all access persons in the aggregate directly or indirectly own 5% or more.

[3]       The CCO will inform all access persons of their status as such and will maintain a list of access persons.

                "Equivalent Security" means a security that:  (1) is convertible into another security or (2) gives its holder the right to purchase another security of the same issuer.  For example, a bond or preferred stock may be convertible into another security of the same issuer, or an option or warrant may give the holder the right to purchase stock of the same issuer.

                "Federal Securities Laws" means: (1) the Securities Act of 1933, as amended ("Securities Act"); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Company Act, (5) the Advisers Act; (6) title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

                "Initial Public Offering" or "IPO" means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

                "Limited Offering" means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506.  Private Placements are included within the term Limited Offering.

                "Purchase or Sale of a Security" includes, among other things, the writing of an option to purchase or sell a security.

                "Reportable Fund" means: (1) any registered investment company advised by Adviser; or (2) any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with any FBR entity.  Schedule A, as may be amended from time to time, contains a list of all Reportable Funds.

                "Reportable Security" means any security that must be reported to the CCO (or designee) after execution of a trade.  Reportable Security includes any security as defined below except (1) direct obligations of the Government of the United States; (2) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds other than Reportable Funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.  See Exhibit C for examples.

                "Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security or on any group or index of securities (including any interest therein or based on the value thereof), any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

                "Security Requiring Prior Approval" means any reportable security that must be pre-cleared by the CCO (or designee) prior to execution of a trade (see Exhibit C for examples).

                "Security Held or to be Acquired" means any Reportable Security which, within the most recent 15 days, (i) is or has been held by a Fund, or (ii) is being or has been considered by a Fund or the Adviser for purchase by a Fund.  This definition also includes any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security, as described in Section 3.E of the Procedures.

                General Prohibitions for All Employees

The following courses of conduct are prohibited for all employees:

Insider Trading

Every employee is forbidden from trading, either personally or on behalf of others (including client accounts managed by the Adviser), on material non-public information or communicating material non-public information to others in violation of the law.  This conduct is frequently referred to as "insider trading."  This policy applies to every employee of the Adviser and extends to activities within and outside their duties at the Adviser.  See the FBR Group Insider Trading Compliance Procedures for a description of "insider trading" and special procedures that are designed to detect and prevent "insider trading."

Transactions in Securities on the Restricted List

From time to time, employees may obtain material, non-public information or establish special or "insider" relationships with one or more issuers of securities (i.e., the employee may become an officer or director of an issuer, a member of a creditor committee that engages in material negotiations with an issuer, etc.).  In these cases, the CCO (or designee) may maintain a "Restricted List" containing the names of issuers whose securities are not eligible for purchase or sale by employees and/or client accounts.

Employees who are deemed to be access persons may not trade, either personally or on behalf of client accounts of the Adviser, in a security of an issuer appearing on the Restricted List.  With respect to personal transactions of employees, the CCO (or designee) will advise each employee during the prior approval process if a security appears on the Restricted List.  With respect to trading on behalf of client accounts, the CCO (or designee) will advise the portfolio managers thereof in writing when any issuers are added to or deleted from the Restricted List.

Gifts

Except as noted below, an employee shall not solicit or accept from a broker/dealer or other vendor that transacts business with the Adviser or its client accounts any gifts or gratuities or other things of value.  For this purpose, gifts and gratuities and other things of value do not include unsolicited entertainment (including meals or tickets to cultural or sporting events) that are not so frequent or extensive as to raise any question of impropriety.  An employee may not accept unsolicited gifts or other things of more than de minimis value from any person or entity that does business with or on behalf of an investment company client account.  In any such case, the value may not exceed $100 per giver per year.

Outside Employment

Employees shall not undertake a business activity or practice for compensation that is in competition with the Adviser unless they have received the written consent of the CCO (or designee) of the Adviser.  For this purpose, "business activity or practice" includes any service that the Adviser currently makes available for compensation.  In addition, investment persons are prohibited from serving on the board of directors/trustees of certain organizations without prior written approval from the CCO (or designee) (see Section 5(B)(6) of the Code).  In the relatively small number of instances in which board service is authorized, investment persons serving as directors normally should be isolated from those making investment decisions through "Chinese Wall" or other procedures.

Employees shall also avoid any action, whether for personal profit or otherwise, that results in an actual or potential conflict of interest with the Adviser or its client accounts, or which may be otherwise detrimental to the interest of the Adviser or its client accounts.  Such conflict may also arise from the purchase and sale for a client account of securities in which an officer, director or employee of the Adviser has an economic interest.  Moreover, such conflict may arise in connection with vendor relationships in which such employee has any direct or indirect financial interest, family interests or other personal interest.  Such conflicts must be resolved in favor of the Adviser's client, or if a vendor, in favor of the Adviser.

Failure to Report Security Holdings

Upon commencement of duty with the Adviser, each access  person shall disclose, on the appropriate form, all holdings of securities to the CCO (or designee).  Investment persons shall not cause or attempt to cause client accounts to acquire or dispose of any such security (including any option, warrant or other right or interest relating to such security) unless the employee shall first disclose to the CCO (or designee) all facts reasonably necessary to assure that any conflicts of interest relating to such security are resolved in a manner that is not disadvantageous to client accounts.

The disclosures as described above are intended to bring to the attention of the CCO (or designee) any actual or apparent conflicts of interest and to prevent employees from exerting, or appearing to exert, improper influence on the management of client accounts.

Depriving Client Accounts of Investment Opportunities

The failure of a portfolio manager to recommend an investment opportunity to, or to purchase an investment opportunity for, a client account in order to obtain a personal benefit will be considered a course of conduct that deprives a client account of an investment opportunity.  Therefore, such conduct will be considered to be a violation of Section 5(B)(5) of the Code.  An example of this type of prohibited conduct is to effect a personal transaction in a security and to intentionally fail to recommend, or to fail to effect, a suitable client account transaction in such security in order to avoid the appearance of a conflict of interest.

"Scalping" or "Front-Running"

Employees shall not acquire or dispose of beneficial ownership of a security if such acquisition or disposition is based upon the employee's knowledge of actions already taken, being taken or being considered by the Adviser on behalf of any of its client accounts.  Such prohibited conduct will be considered to violate one or more of Sections 5(B)(3), 5(B)(4) and 5(B)(9) of the Code.  Examples of this type of prohibited conduct include:

•               for personal gain, an employee uses knowledge of a future purchase of a security by a client account and buys the security or acquires direct or indirect beneficial ownership of the security before the client account buys the security; or

•               for personal gain, an employee uses knowledge of a future sale of a security by a client account and sells the security for any account with respect to which the employee is the direct or indirect beneficial owner before the client account sells the security (e.g., the employee sells short a security based on knowledge of a future sale of the security by a client account).

Fraudulent Conduct

Employees, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Fund may not:

•       employ any device, scheme or artifice to defraud the Fund;

•       make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•       engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•       engage in any manipulative practice with respect to the Fund.

Restricted Trading Periods ("Blackout Periods")

Same Day Restriction

Access persons are prohibited from executing a parallel securities transaction on any day during which a client account has a pending "buy" or "sell" order in the same (or equivalent) security of the same issuer, until that order is executed or withdrawn.

Exceptions

Notwithstanding anything to the contrary, an access person may engage in transactions in the same securities or similar securities as the Funds provided that (1) the transactions are aggregated and (2) in the opinion of the trader and the CCO, the transaction is not likely to adversely affect the price at which the Funds' order will be executed.

Generally, transactions in securities with an average monthly trading volume of $100 million or more shall be presumed to meet these criteria.  In addition, an access person may engage in transactions in mutual fund shares and U.S. government securities without regard to the blackout period, but are reminded that "market timing" the Funds, "front running" Client transactions or trading on the basis of material nonpublic inside or confidential information may violate not only our policies and procedures but also certain federal and/or state securities laws and, if proven, may be punishable by fines and other penalties.

Seven-Days Restriction

Employees who are deemed to be access persons are prohibited from buying or selling a security for seven calendar days after a client account executes an opposite trade in the same (or equivalent) security of the same issuer.  For example if a client account sold a security within the last seven calendar days, access persons would be prohibited from buying the same (or equivalent) security of the same issuer.  (Note: The day of the last client account trade is counted as the first day of this seven calendar day period.)

Employees who are deemed to be investment persons are prohibited from buying or selling a security within at least seven calendar days before or after a client account trades in the same (or equivalent) security of the same issuer.  (Note: The day of the last client account trade is counted as the first day of this seven calendar day period.)  If any client account purchases or sells a security within seven days before or after a trade by an investment person, the CCO (or designee) will require that the employee take such action as necessary to unwind, reverse or disgorge such securities.  The CCO (or designee) will direct the employee to disgorge any profits obtained as a result of such subsequent trade.

Depending on the circumstances in each case, it may be appropriate for the CCO (or designee) to impose a "cooling-off period" longer or shorter than the seven calendar day period described above. Some of these circumstances could include whether the security is thinly traded, the number and dollar volume of transactions of employees and client accounts, and the employee's level of involvement in the investment process.

30-Days Restriction

Employees who are deemed investment persons are prohibited from profiting from the purchase and voluntary sale, or sale and voluntary purchase, of the same (or equivalent) securities within 30 calendar days of a trade by one or more client accounts.

•              Any such short-term trade will be investigated by the CCO (or designee) who shall render a finding and determine the appropriate disposition of the matter.

•              Any profits realized upon such disposition are subject to disgorgement under such rules as adopted by the Adviser.

•              The Adviser may adopt rules providing for hardship exceptions upon application on a case-by case basis.

Note:  Notwithstanding the above, it is the Adviser's judgment that excessive short-term trading can be a time-consuming distraction, can interfere with an employee's ability to perform his/her duties in a diligent and thorough manner and can act in a manner inconsistent with the Adviser's fiduciary duty to clients.  Such trading increases the possibility of actual or apparent conflicts of interests.

J.             Disclosure of Confidential Information

Except in the ordinary course of assigned duties, employees shall not disclose to any non-employee or other non-member of the Adviser information concerning particular securities that are held or being considered for purchase or sale by client accounts, any nonpublic information concerning a client or client account or any other information deemed confidential by the Adviser.

K.            Purchase of Non-Investment Grade Corporate Bonds Held in Client       Accounts

Employees who are deemed to be access persons shall not acquire direct or indirect beneficial ownership of a corporate bond if, at the time of such acquisition, any debt security of the issuer of such bond is held in a client account and such corporate bond is rated less than investment grade by either Moody's Investors Services ("Moody's") or Standard and Poor's ("S&P").  (Note: for this purpose, a bond that is not rated by either Moody's or S&P will be treated as a bond that is rated less than investment grade.)

L.             New Issue Purchases During an Initial Public Offering

Access persons shall not acquire direct or indirect beneficial ownership of, or otherwise purchase, securities issued during an initial public offering.

M.           Private Placements

Access persons are prohibited from acquiring a security in a limited offering without the prior written approval of the CCO (or designee).  Under normal circumstances, such approval will not be withheld if the employee demonstrates in writing that:  (1) the investment is not suitable for one or more client accounts; (2) the investment opportunity was unique to the individual circumstances of the employee; (3) the investment did not involve employment with the Adviser as a consideration by the offeree; and (4) no overreaching would or could occur.  Investment persons who have been authorized to acquire securities in a private placement must disclose such investment to the CCO (or designee) when such investment person plays a part in any subsequent consideration of any investment in the issuer by a client account.  The decision to purchase securities of the issuer for a client account shall be subject to an independent review by the CCO (or designee).

A limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6), or pursuant to Rules 504, 505 or 506 under the Securities Act of 1933.

            If You Choose to Trade for Your Own Account

Your Reporting Obligations When You Open a Brokerage Account

Each "access person" shall supply to the CCO (or designee) a completed Asset Disclosure Form (see Exhibit D), identifying all brokerage, company and other institutional accounts subject to the Code and related Procedures in which the employee has a direct or indirect beneficial ownership interest, as defined in Section 3 above.

Each employee is required to provide an updated Asset Disclosure Form to the CCO (or designee) annually and at any time the employee opens or closes any brokerage, company or other institutional account in which he/she has a direct or indirect beneficial ownership interest.

Get Clearance Before You Trade

Each employee who is deemed to be an access person shall obtain written approval from the CCO (or designee) prior to buying or selling a security requiring prior approval.  This requirement applies to the purchase or sale of each security requiring prior approval in which the employee has a direct or indirect beneficial ownership interest such as purchases or sales for the account(s) of the employee, his/her spouse or minor children, or for accounts of a trust for which the employee is a trustee or in which the employee has a direct or indirect beneficial ownership interest.

In the absence of the CCO (or designee), pre-clearance may be obtained from an executive officer of the Adviser.

Notwithstanding Section 5(B)(1) above, an employee shall not be required to obtain prior approval for transactions in securities that are (a) made for any account(s) over which the employee has no direct or indirect beneficial interest, influence or control, (b) made in shares of mutual funds, U.S. government securities or money market instruments, and (c) made for non-Affiliated Accounts.

Employees seeking pre-clearance of securities transactions shall complete Part I of the Pre-Clearance Form (see Exhibit H) and submit the form to the CCO (or designee).  Employees who are not located at the home office of the Adviser may either fax the completed form or verbally provide the CCO (or designee) with the information necessary to complete Part I of the form.

For the purpose of approving or disapproving the securities transactions of employees, the CCO (or designee) shall follow the pre-clearance procedures set forth in Exhibit H, and such other procedures approved by the Adviser for internal control purposes.

Securities transactions in discretionary accounts of access persons must also be approved by the CCO (or designee) prior to execution of the trade if the security requires prior approval, as defined herein.  The employee must provide a copy of the discretionary agreement to the CCO (or designee) upon commencement of employment or upon the opening of a discretionary account.

                Report Your Transactions

                Initial and Annual Holdings Reports on the Asset Disclosure Form.  Each access person must submit to the CCO a report in the form attached as Exhibit D: (i) not later than ten (10) days after becoming an access person, reflecting the access person's holdings as of a date not more than 45 days prior to becoming an access person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.[4]  In the event that no securities are held as of the above reporting dates, the report should specify that such employee did not hold securities on the respective reporting date.  This report should include book entry shares held at companies, broker/dealers, investment advisers or other institutions and physically issued certificates held in a safe deposit box, at one's home, or in the trust department of a bank or trust company.

Holdings reports must contain the following information:

(a)   the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the access person has any direct or indirect Beneficial Ownership;

(b)   the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit.  (Note that even those accounts which hold only non-Reportable Securities, must be included); and

(c)   the date the access person submits the report.

Brokerage statements containing all required information may be substituted for the Holdings Report Form if submitted timely.  To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

Quarterly Reports on the Quarterly Reporting Form.  Within 30 days after the end of each calendar quarter, each access person must submit a report to the CCO covering all volitional transactions in non-excepted reportable securities in the form attached as Exhibit D.

Transactions reports must contain the following information:

(a)   the date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

[4]       If an access person has kept an accurate "running count" of his or her holdings throughout the year, the annual update requirement may be satisfied by a written (or electronic), dated confirmation that the recorded information accurately reflects his or her holdings.

(b)   the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)   the price of the security at which the transaction was effected;

(d)   the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)   the date the access person submits the report.

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely.  To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

                Exceptions to Reporting Requirements.  The reporting requirements of Section 5.C. apply to all transactions in Reportable Securities other than:

                transactions with respect to securities held in accounts over which the access person had no direct or indirect influence or control; and

                transactions effected pursuant to an Automatic Investment Plan or DRIP.

                Duplicate Statements and Confirms.  Each access person, with respect to each brokerage account in which such access person has any direct or indirect beneficial interest, must arrange for the broker to mail directly to the CCO at the same time they are mailed or furnished to such access person (i) duplicate copies of broker trade confirmations covering each transaction in a Reportable Security in such account and (ii) copies of periodic statements with respect to the account.  In cases where it is not possible for the access person's broker/dealer or other institution to provide duplicate confirmations to the CCO (or designee) for transactions in reportable securities (or in case confirmations are otherwise not available or the information contained in them does not provide all the required information and the required information is not in the Fund's or Adviser's records), the employee is required to furnish a Transaction Report (see Exhibit D) to the CCO (or designee) no later than 30 days after the end of the calendar quarter in which the transaction took place.

            Administrative Procedures and Record Keeping Responsibilities of the CCO

Who Gets a Copy of the Code of Ethics and Procedures?

Upon commencement of duty with the Adviser, each new employee shall receive a copy of the Code and the Procedures as well as the FBR Group Insider Trading Compliance Procedures.  Thereafter, each such employee shall file an Initial Acknowledgment Statement (see Exhibit E) with the CCO (or designee) in a timely manner, indicating that he/she has read and understands the Code, the FBR Group Insider Trading Compliance Procedures, and the Procedures.

The employee must also attend an orientation session with respect to the Code and related Procedures within 30 days of employment unless a supervisor requests in writing that a 30-day extension of time be granted in order to complete current business.

On an annual basis, each employee shall file with the CCO (or designee) an Annual Acknowledgment Statement (see Exhibit F) indicating that the employee has reviewed and understands the provisions of the Code, the Procedures and the FBR Group Insider Trading Compliance Procedures, and that he/she has complied and will continue to comply, with the requirements thereof, unless otherwise previously disclosed to the CCO (or designee).

Any amendments to the Code or the Procedures will be distributed to employees and, within a reasonably prompt time following receipt, each employee shall return an Acknowledgment Statement (see Exhibit G) to the CCO indicating that the employee has reviewed and understands the relevant amendments.

Record Keeping Responsibilities of the CCO

The CCO (or designee) shall be responsible for maintaining custody of the following records in an easily accessible place for a period of five years:

•               the current Code as well as each Code that was in effect at any time within the past five years;

•               a copy of each report made by an access person, including any information provided in lieu of the reports, pursuant to the requirements of Section 5(C) of these Procedures;

•               lists of all persons, currently or within the past five years, who are or were required to make reports under Section 5(C) of these Procedures, or who are or were responsible for reviewing these reports;

•               a copy of each annual report from the CCO to the Fund's Board of Trustees, as described in Section 10(A).

•               all Pre-Clearance Forms relating to the personal securities transactions of employees and the records relating to any decision, and the reasons supporting it, to approve the acquisition of investments in limited offerings;

•               a written record of each violation of the Code or related Procedures, and a written record of any action taken as a result of each such violation; and

•               all employee Acknowledgment Statements referred to in Section 5(C)(3) of the Procedures.

            Your Securities Transactions Will Be Monitored

The duplicate confirmations supplied to the CCO (or designee) pursuant to Section 5(C)(2) of these Procedures shall be reviewed by the CCO (or designee) to monitor compliance with the Code and related Procedures.  The CCO (or designee) shall develop review procedures necessary to ensure compliance with the Code, the Procedures, and the FBR Group Insider Trading Compliance Procedures.

The CCO (or designee) also will establish and review procedures with respect to monitoring all personal security transactions by employees and make periodic reports to the Board of Trustees of the Adviser's investment company clients, as appropriate.

            Annual Seminars

Annually, the CCO (or designee) will conduct a seminar for the purpose of reviewing with all employees the Code and related Procedures.  Attendance at the Annual Review is mandatory.  It is the responsibility of each supervisor to ensure that employees subject to such person's submission attend the Annual Review.  Failure to attend such review will result in a letter of admonition, censure or other sanction as deemed appropriate by the CCO (or designee).  Such document will be placed in the violations file.  Such file is required to be maintained by Rule 204-2 under the Investment Advisers Act of 1940.

            Special Reports to Directors

The CCO (or designee) will prepare on a timely basis a report to the Directors/Trustees of any investment company managed by the Adviser explaining significant remedial action taken by the CCO (or designee) or the Adviser in response to violations of the Code, the related Procedures under the Code or the FBR Group Insider Trading Compliance Procedures.

            Annual Reports by the CCO

A.            Annually, the CCO (or designee) will provide a written report to the Fund's board, which will (a) describe any issues arising under the Code or Procedures since the last report, including information about material violations of the Code or Procedures and sanctions imposed in response to the material violations as well as any waivers to the Code granted by the CCO, and (b) certify that the Fund and Adviser each has adopted procedures reasonably necessary to prevent access persons from violating the Code.

B.            Also, once each year, the CCO (or designee) will report to the Board of Trustees of the Adviser's investment company client accounts with regard to evolving industry practices or developments in applicable laws or regulations during the past year, recommend changes in the FBR Group Insider Trading Compliance Procedures or Procedures under the Code, report any violative conduct of a substantial nature requiring significant remedial action occurring during the last year, and other information as requested by the directors/trustees.

            What Can Happen If You Violate the Code

Employees violating or about to violate the provisions of the Adviser's Code or these Procedures may be subject to sanctions, which may include, among other things, restrictions on such person's personal securities transactions; a letter of admonition, education or formal censure; fines; suspension, reassignment, demotion or termination of employment; or other significant remedial action.

Employees may also be required to disgorge profits with respect to transactions in securities that are inconsistent with Sections 5(B)(15) and 5(B)(16) of the Code.  Any profits realized on trades within any proscribed period (see Section 5(B)) are required to be disgorged to an appropriate Client Account or Accounts or to charitable organizations or nonprofit entities as determined by the CCO (or designee).

                Special Procedures For Accounts in Which Access Persons and Investment Persons Have an Ownership Interest

Access persons, including investment persons, are subject to, and must comply with, the provisions of the Code of Ethics.  However, in view of the "Statement of Policy and Procedures for Allocation and Aggregation of Trades of Securities" adopted by the Adviser and approved by the Fund's Board of Trustees, the following special procedures have been developed in lieu of the "blackout" provisions set forth in Sections 5(B)(15) -(16) of the Code of Ethics, as well as the provisions of Sections 4(I) ("Blackout Periods"), 5(B) (Pre-Clearance), and 5(C) (Reporting) of the Procedures for transactions by partnerships, hedge funds or similar accounts in which access persons have a beneficial ownership interest, including affiliated accounts.  However, these procedures are not intended to abrogate the general principle that the client's interests always come first.  In no event should any account in which an access person has a beneficial ownership interest be favored over other accounts in determining quantity allocations, price allocations or priority of order execution.  If a procedure is not explicit in any respect, that general principle will control.

Accordingly, subject to the limitations set forth below, accounts in which access persons, including investment persons, have an interest will be permitted to effect transactions in the same or similar securities and on the same day as other advisory clients of the Adviser, provided that there are no other policies or procedures that would preclude the transaction (e.g., the FBR Group Insider Trading Compliance Procedures).  Sections 5(B)(15) - (16) of the Code of Ethics and Sections 4(I), 5(B), and 5(C) of the Rules and Procedures Adopted Under the Code of Ethics shall not apply to transactions by accounts in which access persons have a beneficial ownership interest, provided that (i) such transactions are effected in accordance with the "Statement of Policy and Procedures for Allocation and Aggregation of Trades of Securities" adopted by the Adviser and approved by the Fund's Board of Trustees, (ii) no investment persons individually or in the aggregate own 5% or more of the account, (iii) no investment persons and/or access persons, individually or in the aggregate own 25% or more of the account, and (iv) no investment persons may manage more than three such accounts (i.e., accounts in which investment persons and/or access persons have an interest), and each such account should differ in investment policy so that no more than 25% of the securities in the account are in common with those in other such accounts.

Exhibit A

Reportable Funds

The following lists each of the Series in The FBR Funds and the respective Adviser.

FBR Fund Advisers, Inc.
FBR Large Cap Financial Fund
FBR Small Cap Financial Fund
FBR Small Cap Fund
FBR Large Cap Technology Fund
FBR Small Cap Technology Fund
FBR Gas Utility Index Fund

Money Management Advisers, Inc.
FBR Fund for Government Investors
FBR Maryland Tax-Free Portfolio
FBR Virginia Tax-Free Portfolio

Exhibit B

WHAT IS "BENEFICIAL OWNERSHIP"

The purpose of this exhibit is to illustrate situations in which an employee has or does not have direct or indirect beneficial ownership of a security.  If an employee has direct or indirect beneficial ownership of a "reportable security" he/she is required to report transactions in the security according to the provisions of Section 5 of the Procedures.  If an employee has or acquires beneficial ownership of a "security requiring prior approval," he/she is required to pre-clear transactions in such security according to the provisions of Section 5 of the Procedures.  In other words, with respect to securities beneficially owned by an employee, the employee reports transactions in "reportable securities" and pre-clears transactions in "securities requiring prior approval" as if the transactions were his/her own.

                What is Beneficial Ownership?

As used in the Procedures, beneficial ownership will be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is a beneficial owner of a security for purposes of your reporting obligations under the Procedures.  For the purposes of Rule 16a-1(a)(2), beneficial ownership means:

•               having or sharing, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, a direct or indirect pecuniary interest in any class of equity securities

•               the term "pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

Using the above definition as a general guideline, the ultimate determination of beneficial ownership will be made in light of the facts of the particular case.  Key factors are the degree of the individual's ability to exercise control over the security and the ability of the individual to benefit from the sale of the security.  Employees are encouraged to seek the advice of the CCO (or designee) if they have any questions concerning whether or not they have beneficial ownership of any security, including those in any pension or retirement plan.

                General Rules as to Beneficial Ownership

Securities Held by Family Members

As a general rule, the term "indirect pecuniary interest" includes securities held by members of a person's immediate family sharing the same household.  The term "immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.  Absent countervailing facts, it is expected that securities held by relatives who share the same home as the reporting person will be reported as beneficially owned by such person.

Derivative Securities

The term "indirect pecuniary interest" includes the right to acquire an equity security through the exercise or conversion of any derivative security.  Thus, transactions in derivative securities have to be reported even if the derivative securities are not presently exercisable.  In general, the term "derivative security" means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security.

Securities Held by a Corporation

Generally, ownership of securities in a company (i.e., corporation or similar entity) does not constitute beneficial ownership with respect to the holdings of the company in the securities of another issuer.  However, an owner of securities issued by a company will be deemed to have beneficial ownership in the securities holdings of the company where the owner is a controlling shareholder of the company and has or shares investment control.

Partnerships

General partners of both limited and general partnerships have an indirect pecuniary interest in the portfolio holdings of the partnership.  A general partner's pecuniary interest is his proportional interest in the partnership's portfolio securities measured by the greater of (1) his share of the partnership profits including any interest in profits that arise from the purchase and sale of the partnership's portfolio securities, or (2) his share of the partnership capital account.  Limited partners do not generally have an indirect pecuniary interest in portfolio holdings of the partnership.

Securities Held in Trust

In general, if a trustee subject to Section 16 of the Securities Exchange Act of 1934 has a pecuniary interest in any holding or transaction in the issuer's securities held by the trust, such holding or transaction is attributed to the trustee.

A trustee also will be deemed to be a beneficial owner of securities in a trust where at least one beneficiary of the trust is a member of the trustee's immediate family, as defined above.

The rules governing the issue of under what circumstances a trust, trustee or beneficiary have to report its, his or her transactions are complicated.  Employees are encouraged to seek the advise of the CCO (or designee) in connection with securities held in a trust.

Securities Not Beneficially Owned

Beneficial ownership does not include indirect investment by any person in portfolio securities held by:

•               any holding company registered under the Public Utility Holding Company Act;

•               any investment company registered under the 1940 Act;

•               interests in securities constituting part of a broad-based publicly traded market basket or index of stocks, approved for trading by the appropriate governmental authority.

                Examples of Beneficial Ownership

Securities Held by Family Members

Example 1.  X and Y are married.  Although Y has an independent source of income from a family inheritance and segregates her funds from those of her husband, Y contributes to the maintenance of the family's home.  X and Y have engaged in joint estate planning and have the same financial advisor.  Since X and Y's resources are clearly significantly directed toward their common property, they will be deemed to be beneficial owners of each other's securities.

Example 1-B.  X's adopted son Z lives in X's home.  Z is self-supporting and contributes to household expenses.  X is presumed to have an indirect pecuniary interest in Z's securities, and therefore is subject to the reporting obligations described above with respect to Z's securities.

Securities Held by a Company

Example 2-A.  O is a holding company with five shareholders.  Although O does no business on its own, it has several wholly owned subsidiaries that manufacture oil-related products.  X is a controlling shareholder of O and shares investment control over O's portfolio.  X has a beneficial interest in the securities holdings of O.

Securities Held in Trust

Example 3-A.  X is trustee of a trust created for his minor children.  When both of X's children reach 21, each will receive an equal share of the corpus of the trust.  X is a beneficial owner of the trust.

Example 3-B.  X is trustee of an irrevocable trust for his daughter.  X is a director of the issuer of the equity securities held by the trust.  The daughter is entitled to the income of the trust until she is 25 years old and is then entitled to the corpus.  If the daughter dies before reaching 25, X is entitled to the corpus.  X should report and pre-clear the securities transactions of the trust as his own.

Book Entry Shares in Public Companies

Certain widely held public companies provide for automatic share accumulation programs directly from the respective companies.  Initial transactions pursuant to these programs must be pre-cleared by the CCO (or designee), but subsequent investments do not require pre-clearance.  However, such holdings should be reported on the Initial/Annual Asset Disclosure Form (see Exhibit D).  Other types of automatic investment plans that do not require pre-clearance include:

•                automatic withdrawal from checking account, monthly, for investments in book entry shares in public companies; and

•                automatic reinvestment of dividends in established book entry accounts with public companies.

Investment Clubs

Transactions by an Investment Club in which an employee is a participant, partner or otherwise has a direct or indirect beneficial ownership, are subject to the pre-clearance and reporting provisions described in the Procedures.

Exhibit C

THE DISTINCTION BETWEEN REPORTABLE SECURITIES AND SECURITIES REQUIRING PRIOR APPROVAL

The Procedures under the Code of Ethics require that certain employees obtain the approval of the CCO (or designee) before purchasing or selling any security requiring prior approval, and that such employees enable the CCO (or designee) to receive duplicate confirmation for all of their transactions in reportable securities.  The table below is intended to show the types of securities that are considered to be securities requiring prior approval and reportable securities.  This list does not purport to be an exhaustive list of securities requiring prior approval and reportable securities, and questions should be directed to the CCO (or designee) when clarification is necessary.

Types of Securities	Securities Requiring Prior Approval	Reportable Securities
Securities issued or guaranteed by the U.S. government, its agencies or instrumentalities	No	No
Money market instruments, such as bankers' acceptances, certificates of deposit or repurchase agreements	No	No
Securities issued by open-end investment companies (other the open-end funds managed or distributed by the Adviser or any of its affiliates)	No	No
Securities issued by open-end investment companies managed or distributed by the Adviser or an affiliate (i.e., "Reportable Funds")	No	Yes
Securities and stock options issued by the Adviser, if any	No	Yes
Options on a stock market index, foreign currency, etc.	No	Yes
Unregistered or private placement securities or "limited offerings"	Yes	Yes
Securities issued by a closed-end investment company	Yes	Yes
Securities issued or guaranteed by any foreign government, its agencies or instrumentalties	No	Yes
Unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds	No	No
Unit investment trusts that are invested in a Reportable Fund	No	Yes

All securities other than those described above, including but not limited to:

--     corporate bonds, notes and debentures

--     equity stock, including common and preferred (and options thereon)

--     foreign securities, including ADRS, GDRS, etc.

--     limited partnership interests

--     municipal bonds notes and debentures

--     rights and warrants

securities acquired upon the exercise of rights, warrant and options

Yes	Yes

The following transactions are exempt from the pre-clearance and/or reporting process, even if the security involved requires pre-clearance and/or reporting:

-       Automatic reinvestment plans for mutual funds and other securities (the initial investment is not exempt from this process)

-       Purchases and sales that are non-volitional

Private securities transactions involving securities that require pre-clearance and/or reporting are not exempt from this process.

EXHIBIT D:  Initial/Annual Reporting Form

Asset Disclosure Form Employee Report of Holdings in Securities Initial/Annual Disclosure of Personal Securities Holdings
Please circle which disclosure: Initial or Annual
Name:
Department:
Date:
Employee Number:
I have direct or indirect ownership** interest in the following securities that are held at the following broker/dealers, companies or other institutions:
Name of Security (CUSIP/Ticker)	No. of Shares or Principal Amount	Name & Address: Broker/Dealers, Companies or Other Institutions	Account Number	Account Registration

(Use reverse side to enter additional information.)

I have identified above all applicable brokerage, company and other institutional accounts in which I have a direct or indirect beneficial ownership interest.  I understand that I must contact the CCO (or designee) at the time an account is closed and/or new account is opened.
Signature:

**Accounts for which you have a direct or indirect beneficial ownership interest include, for example, your own accounts as well as accounts of your spouse and/or minor children, adults living in your home, and trusts for which you are trustee or in which you have a beneficial ownership interest.  Please call the CCO (or designee) if you are unsure if you have a beneficial ownership interest in a brokerage account.

Asset Disclosure Form Employee Report of Holdings in Securities Initial/Annual Disclosure of Personal Securities Holdings

This form  is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

Exhibit D: Quarterly Reporting Form

MEMORANDUM FOR TRANSACTIONS IN A CALENDAR QUARTER

To:                           CCO (or designee)

From:

(Please print or type)

Date:

Subject:                   Personal Securities Transaction Report*

This Personal Securities Transaction Report ("Report") is submitted pursuant to the Procedures under the Code of Ethics of FBR Fund Advisers, Inc., Money Management Advisers, Inc., FBR Investment Services, Inc., and The FBR Funds.  The table below lists information with respect to purchases or sales in any reportable security in which I may be deemed to have a direct or indirect beneficial ownership interest.  I understand that I may have direct or indirect beneficial ownership of securities of which certain other persons are the record owners as well as securities of which I am the record owner, and I have included transactions in such securities in this Report where applicable.  I also understand that I am not required to include in this Report transactions effected for any account over which I do not have any direct or indirect beneficial interest, influence or control.

I hereby certify that:

1.             I am fully familiar with the Code of Ethics and the related Procedures referred to above as well as the FBR Group Insider Trading Compliance Procedures.

2.             To the best of my knowledge, the information furnished in this Report is complete, true and correct.

Employee Signature  _____________________________________

Date of Transaction	Issuer	Title of Securities (CUSIP/ Ticker	Shares or Principal Amount***	**Nature of Transaction	Price/Unit	Broker, Dealer or Bank

*          Important Note: This Report is due no later than 30 calendar days after the end of the calendar quarter in which the transaction took place.

**       Purchase, sale or any other type of disposition or acquisition.

***     Interest rate and maturity date (if applicable).

This form  is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

Exhibit E: Initial Acknowledgement Form

(Privileged And Confidential Information)

THE FBR FUNDS

CODE OF ETHICS
INITIAL ACKNOWLEDGMENT FORM

I have received the Code of Ethics of the FBR Fund Advisers, Inc., Money Management Advisers, Inc., FBR Investment Services, Inc., and The FBR Funds, the related Procedures and the FBR Group Insider Trading Compliance Procedures.  I hereby certify that I (1) recently have read/re-read the Code (including any amendments thereto); (2) understand the Code; and (3) recognize that I am subject to its provisions.  I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.  I understand that any violation of the above may lead to sanctions or other significant remedial action.

Print Name

Signature

Date

Exhibit F: Annual Acknowledgement Form

(Privileged And Confidential Information)

THE FBR FUNDS

CODE OF ETHICS
ANNUAL ACKNOWLEDGMENT FORM

I have received the Code of Ethics of the FBR Fund Advisers, Inc., Money Management Advisers, Inc., FBR Investment Services, Inc., and The FBR Funds, the related Procedures and the FBR Group Insider Trading Compliance Procedures.  I hereby certify that I (1) recently have read/re-read the Code (including any amendments thereto); (2) understand the Code; and (3) recognize that I am subject to its provisions.  I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.  I understand that any violation of the above may lead to sanctions or other significant remedial action.

Print Name

Signature

Date

Exhibit G: Amendment Acknowledgement Form

(Privileged And Confidential Information)

THE FBR FUNDS

CODE OF ETHICS
 ACKNOWLEDGMENT FORM FOR AMENDMENTS

I have received the Amendment to Code of Ethics of the FBR Fund Advisers, Inc., Money Management Advisers, Inc., FBR Investment Services, Inc., and The FBR Funds, the related Procedures and/or the FBR Group Insider Trading Compliance Procedures dated _________________.  I hereby certify that I (1) recently have read/re-read the Code (including the amendment); (2) understand the Code; and (3) recognize that I am subject to its provisions.  I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.  I understand that any violation of the above may lead to sanctions or other significant remedial action.

Print Name

Signature

Date

Exhibit H

PROCEDURES FOR THE PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

Securities Transactions Requiring Pre-Clearance

Employees who are deemed to be access persons desiring to purchase or sell a security requiring prior approval must request approval from the CCO (or designee) prior to execution of such transaction.  (Note:  Pre-clearance is also required for transactions in securities requiring prior approval whenever an employee has or acquires a beneficial ownership interest in such security.)  Failure to obtain pre-clearance when required will generally be considered a violation of these Procedures.

Employees are encouraged to seek pre-clearance for all of their transactions in reportable securities; however, pre-clearance is required only for transactions in securities requiring prior approval.  Exhibit C summarizes the difference between reportable securities and securities requiring prior approval.

Pre‑Clearance Procedures

The procedure described below shall be followed in order to ascertain whether a proposed personal securities transaction by an employee should be approved or disapproved.  Employees should recognize that this procedure is designed to provide legal protection to the Adviser, its clients and employees.

Completion of Part I of Pre-Clearance Form

Requests for the pre-clearance of securities transactions shall be documented by completion of the Pre-Clearance Form (see Exhibit H).  The employee seeking to purchase or sell a security requiring prior approval shall complete Part I of the form in full and submit it to the CCO (or designee), and shall provide all of the information required by Part I of the form.

Completion of Part II of Pre-Clearance Form

The CCO (or designee) shall review the information in Part I of the Pre-Clearance Form for completeness.  If the proposed transaction requires pre-clearance, or the employee seeks pre-clearance even though it is not required, the CCO (or designee) will work with the Investments Department to complete Part II of the form.

Part II of the Pre-Clearance Form is completed for the purpose of ascertaining whether there are any potential conflicts of interest between recent or anticipated securities transactions in client accounts and proposed transactions by employees.  However, the Adviser believes that before an employee engages in any securities transaction, such employee has a duty to determine that the proposed transaction would not be in conflict with recent or proposed securities transactions in client accounts and would otherwise be in compliance with the Code and these Procedures.

Considerations During the Pre-Clearance Process

Anticipated Client Account Trades

For access persons, if any client account is considering the purchase of the same or equivalent security, the CCO (or designee) will disapprove the proposed transaction if it is a purchase of the same or equivalent security of the same issuer.  If any client account is considering the sale of the same or equivalent security, the CCO (or designee) will disapprove the transaction if it is a sale of the same or equivalent security of the same issuer.

Parallel Transactions

For access persons, if a client account has recently purchased a security, ordinarily there is no reason for the CCO (or designee) to disapprove a subsequent purchase of the same or equivalent security of the same issuer, provided all client account transactions have taken precedence over the employee's proposed transaction and there are no anticipated client account transactions in the same or equivalent security of the same issuer.  Likewise, if a client account has recently sold a security, ordinarily there is no reason for the CCO (or designee) to disapprove a subsequent sale of the same or equivalent security, so long as there are no anticipated client account transactions in the same or equivalent security of the same issuer.  Investment persons are subject to the seven-day blackout period on all proposed transactions as described in Section 2(C)(4) below.

Opposite Transactions

If any client account has, within the past seven calendar days, sold the same or equivalent security of the same issuer, the CCO (or designee) disapproves the access person's proposed security transaction if it is a purchase.  If any client account has, within the past seven calendar days, purchased the same or equivalent security of the same issuer, the CCO (or designee) will disapprove the access person's transaction if it is a sale.  Investment persons are subject to the seven-day blackout period on all proposed transactions as described in Section 2(C)(4) below.

Depending on the circumstances in each case, the CCO (or designee) may impose a "cooling-off period" longer or shorter than the seven-day period described above.  Some of these circumstances could include whether the security is thinly traded, the number and dollar volume of transactions of employees and client accounts, and the employee's involvement in the investment process. (Note:  The day of the last client account trade is counted as the first day of this five day period.)

Blackout Periods

A.      Same Day.

Access persons are prohibited from executing a securities transaction on any day during which a client account has a pending, "buy" or "sell" order in that same or equivalent security until that order is executed or withdrawn.

Exceptions.  Notwithstanding anything to the contrary, an access person may engage in transactions in the same securities or similar securities as the Fund provided that (1) the transactions are aggregated and (2) in the opinion of the trader and the CCO (or designee), the transaction is not likely to adversely affect the price at which the Funds' order will be executed.  Generally, transactions in securities with an average monthly trading volume of $100 million or more shall be presumed to meet these criteria.  In addition, an access person may engage in transactions in mutual fund shares and government securities without regard to the blackout period.

B.       Seven-Days

Investment persons are prohibited from buying or selling a security within at least seven calendar days before or after a client account trades in the same or equivalent security.  (Note:  The day of the last client account trade is counted as the first day of this seven calendar day period.)

If any client account purchases or sells a security within seven days before or after a trade by an investment person, the CCO (or designee) has the authority to require that the employee's trade be unwound or canceled.  The CCO (or designee) shall require that the employee take such action as necessary to unwind, reverse or disgorge such securities.  The CCO (or designee) shall direct the employee to relinquish any profits obtained as a result of unwinding or canceling the trade.  Any losses or associated commissions realized on trades within the prescribed period are the responsibility of the employee who executed the trade during a blackout period and as a result had to unwind or cancel the trade.

C.       30-Days

Investment persons are prohibited from profiting in the purchase and voluntary sale, or sale and voluntary purchase, of the same or equivalent security within 30 calendar days of a trade by any client account.  If such employee purchases and sells the same or equivalent security or other property of the same issuer during this 30-day blackout period, the CCO (or designee) shall direct the employee to relinquish any profits obtained from such short-term transactions.  The CCO (or designee) may adopt rules providing for exceptions upon application on a case-by case basis.

D.      Conflict of Interest Monitoring

All personal trades executed by access persons will be monitored by the CCO (or designee) for current and future conflicts of interest with client accounts.

 Options

Any transaction in an option by an access person will be disapproved by the CCO (or designee) if a client account holds, at the time of the employee's proposed transaction, a long or short position in either the option itself or in the underlying security to which the option relates.  If the option and the security to which the option relates are not held by client accounts at the time of the employee's proposed transaction, the employee's transaction in the option may be approved, but only if there are no apparent conflicts of interest as a result of the pre-clearance process.

As described previously, an option relating to common stock will be treated as an "equity security" for purposes of the pre-clearance process.  If the employee has sought pre-clearance for an options transaction, the CCO (or designee) reminds the employee that pre-clearance is required for both the opening and closing transaction.  He/she also advises the employee that if the opening transaction is approved, the closing transaction could be difficult to approve due to apparent conflicts of interest or competing obligations that arise after the time the employee's opening transaction was approved.  In cases where the pre-clearance process indicates that bona fide, apparent conflicts of interest exist or where obligations to client accounts appear to be in competition with the securities transactions of employees, the first preference and priority must be given to transactions of client accounts.  Consequently, the approval of options transactions can be delayed in order to establish that first preference and priority has been given to client accounts.  Effectively, therefore, options transactions take on an added element of risk -- the rapidly declining time value of options is coupled with the need, in some cases, to delay closing transactions of individuals to ensure that first preference and priority is given to the execution of any pending client account transactions.

Because of the foregoing, employees must recognize that closing options transactions can be disapproved or delayed in certain cases and that additional risks can therefore result from engaging in options transactions.

Initial Public Offering ("IPOs")

Investment persons may not acquire direct or indirect beneficial ownership or otherwise purchase securities issued during an IPO.

Private Placements and Limited Offerings

Investment persons are prohibited from acquiring an unregistered security issued in a private (or limited) placement without the prior written approval of the CCO (or designee).  Under normal circumstances, such approval will not be withheld if the employee demonstrates in writing that:  (1) the investment is not suitable for one or more of the Adviser's clients, (2) the investment opportunity was unique to the individual circumstances of the employee, (3) the investment did not involve employment with the Adviser or its affiliated broker-dealer as a consideration by the offeree, and (4) no overreaching would or could occur.  Investment persons who have been authorized to acquire securities in a private placement must disclose such investment to the Investment Policy Committee when such investment person plays apart in any subsequent consideration of any investment in the issuer by a client account and that the client's decision to purchase securities of the issuer should be subject to an independent review by the Committee.

Non-Investment Grade Corporate Bonds

If an access person wishes to purchase a corporate bond that is held in one or more client accounts and which is currently not rated or rated less than investment grade, the CCO (or designee) disapproves the proposed transaction.  (For further details, see Section 4(K) of the Procedures adopted under the Code.)

Approval

Unless the employee's proposed transaction has been disapproved, the CCO (or designee) will indicate his/her approval of the transaction by signing the Pre-Clearance Form.  The form is kept on file in the Compliance Office, as required under Section 6(B) of the Procedures.

Ordinarily, the securities transactions of employees will be disapproved if they fail to meet the foregoing approval criteria.  However, in some circumstances it may be appropriate for a securities transaction to be approved even though one or more of the above criterion indicates that the transaction should be disapproved.  In such cases, the reason for justifying such a trade will be described in the "Comments" section of the Pre-Clearance Form or on a supplemental sheet to the form.

Approval Period

Execution of an approved securities transaction is permissible through the date indicated in Part I of the Pre-Clearance Form, provided that, ordinarily, execution shall be effected no later than the day following the date of the request for pre-clearance.

Procedure for Appealing Disapproved Securities Transactions

If any employee believes that a disapproved securities transaction should have been approved, he/she may appeal the decision of the CCO (or designee) by presenting a written request for approval to the President of the Adviser.

PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTION FORMS

(Note: Execution of all approved transactions should be effected no later than the date following the date the request for prior approval was approved.)

PART 1:  To be completed by access person seeking pre-clearance.

1.	Employee Name:
2.	Department/Adviser:
3.	Phone #:
4.	Date of Request:
5.	Name of Issuer/Security:
5a.	Quantity (specify Par/Shares/Contracts):
5b.	Is this a purchase or sell transaction?
5c.	Security Type (common stock, option, bond etc.):
5d.	CUSIP Number and TICKER Symbol:
5e.	Is this security a new issue (IPO)? [IPO's ARE PROHIBITED!!!]
5f.	Is this an unregistered, private placement or limited placement security?
5g.	Is this security a corporate bond that is unrated/below investment grade?
6.	Have you purchased or sold equivalent securities of the same issuer within the past 60 calendar days?
7.	Date by which proposed transaction is to be completed:
8.	Name of broker/dealer to provide duplicate confirmation to the Chief Compliance Officer:

Employee Certification:
To the best of my knowledge, no FBR Fund Advisers, Inc. or Money Management Advisers, Inc. client account holds or is considering the purchase or sale of the same (or equivalent) securities of this issuer.
I have read the Code of Ethics of FBR Fund Advisers, Inc., Money Management Advisers, Inc., FBR Investment Services, Inc. and The FBR Funds, the related Procedures (collectively, the "Code") and the FBR Group Insider Trading Compliance Procedures within the past year, and I believe that this transaction complies with the above.

Employee's Signature:

FORM FOR PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

Part II: To be completed by CCO (or designee) and Trading Desk

CUSIP Number or TICKER Symbol:
Issuer/Security Name:

1.	Has any transaction involving this security been executed in any FBR Fund Advisers, Inc. or Money Management Advisers, Inc. client account within the last 7 days?
2.	Are there any pending or anticipated transactions by any FBR Fund Advisers, Inc. or Money Management Advisers, Inc. client account involving this security?
3.	Do any FBR Fund Advisers, Inc. or Money Management Advisers, Inc. client accounts currently hold this security? If Yes, please complete the information in Item 4 regarding the last transaction.

4.	Please complete the following information on the last transaction:
(a) Quantity Held
(b) Date
(c ) Type ("P" or "S")
(d) "*" if any transaction is pending

5.	Reviewed By:
	(Head Trader)	(Date)
6.	Approved By:
	(CCO)	(Date)
Name of Adviser:

7.	Comments (including reason for approval, if granted):